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                                                                                                 EXHIBIT 11.1


                             BDM INTERNATIONAL, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                  (Amounts in Thousands, Except Per Share Data)



                                                      Three Months Ended            Nine Months Ended
                                                        September 30,                 September 30,

                                                     1996         1995            1996         1995
                                                    ------       ------          ------  -    ----
Net Income                                           $3,900       $5,291         $15,961      $12,494
                                                     ======       ======         =======      =======

Shares used for primary earnings per share:

  Weighted averaged shares
       outstanding                                   14,199       12,579          13,638       10,572
                                                     ------       ------          ------       ------

  Dilutive effect of common stock
    equivalents-noncontingent stock options             897          797             857          654
                                                        ---          ---             ---          ---

        Total shares used for primary
           earnings per share                        15,096       13,376          14,495       11,226

Additional shares used for fully diluted earnings per share:

   Increase for dilutive effect of
     contingent stock options                            57           54             147          221
                                                         --           --             ---          ---

       Total shares used for
         fully diluted earnings per share            15,153       13,430          14,642       11,447
                                                     ======       ======          ======       ======


Earnings per share:

   Primary                                            $0.26        $0.40           $1.10        $1.11
                                                      =====        =====           =====        =====

   Fully diluted                                      $0.26        $0.39           $1.09        $1.09
                                                      =====        =====           =====        =====



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